Exhibit 5.2

April 4, 2013

Sovereign Scientific, LLC

2022 NE 153rd Street

Suite 102

North Miami Beach, Florida 33162

Ladies and Gentlemen:

We have been engaged as special legal counsel in the State of Florida for Sovereign Scientific, LLC, a Florida limited liability company (“Guarantor”), in connection with the Guarantor’s proposed guarantee under the Indenture (as defined below) of exchange notes in an aggregate principal amount of $750,000,000 (the “Exchange Notes”) to be issued by VWR Funding, Inc., a Delaware corporation (the “Company”) in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”) to be filed with the United States Securities and Exchange Commission on or about April 4, 2013, under the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). The obligations of the Company under the Exchange Notes will be guaranteed by the Guarantor (the guarantee by the Guarantor of each of the Exchange Notes, collectively, the “Guarantee”). The Exchange Notes and the Guarantee are to be issued pursuant to the Indenture, dated as of September 4, 2012 (as may be amended or supplemented from time to time, the “Indenture”), among the Company and the guarantors named therein, including, without limitation, the Guarantor. This opinion is issued at your request.

In arriving at the opinions expressed below, we have examined and relied on an original or copy, identified to our satisfaction, of the following documents (collectively, the “Transaction Documents”):

1.	The Indenture;

2.	The form of Note Guarantee attached as Exhibit B to the Indenture;

3.	The Registration Rights Agreement dated as of September 4, 2012 (the Registration Rights Agreement”), among the Company, the Guarantors, and the initial Purchasers named therein;

4.	the Written Consent in Lieu of a Special Meeting of the Board of Managers of the Guarantor, dated as of December 3, 2012, with respect to the execution of the Indenture and the issuance of the Guarantee;

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5.	the Written Consent in Lieu of a Special Meeting of the Board of Managers of the Guarantor, dated as of April 4, 2013, with respect to the Exchange Notes and Guarantee; and

6.	The Registration Statement.

In addition, we have examined such other documents and limited liability company records (collectively, the “Other Documents”) and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion. As to facts material to our opinion, we have made no independent investigation of such facts and have relied on such certificates from officers and representatives of the Guarantor, and from public officials, as we have deemed necessary or appropriate for the basis of this opinion. In making the foregoing examinations, we have assumed that, as to the factual matters, all representations and warranties and other factual statements made in the Transaction Documents and Other Documents (other than those which are expressed herein as our opinions) were and are true, correct and complete in all material respects, and we made no independent investigation of such matters. We have assumed that any representation or statement qualified by “the best of knowledge” of the party making such representation or statement, or by similar qualification, is correct without such qualification (other than those which are expressed herein as our opinions). As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement. Moreover, to the extent that any of the Other Documents is governed by the laws of any jurisdiction other than the jurisdictions that are the subject of this opinion, our opinion relating to those Other Documents is based solely upon the plain meaning of their language without regard to interpretation or construction that might be indicated by the laws governing those Other Documents.

In rendering the opinions herein set forth, we have assumed, with your permission and without independent investigation on our part, the following:

(i) each of the Other Documents has been duly authorized, executed and delivered by each of the parties thereto, that each such party has the requisite power and authority to execute, deliver and perform the Other Documents and that the Other Documents constitute the legal, valid and binding obligation of each such party thereto enforceable against it in accordance with its terms;

(ii) the Transaction Documents (other than the Guaranty) have been duly authorized by each of the parties thereto, that each such party has the requisite power and authority to execute, deliver and perform the Transaction Documents (other than the Guaranty) to which it is a party, that the Transaction Documents (other than the Guaranty) have been duly executed and delivered by each of the parties thereto, that the Transaction Documents constitute the legal, valid and binding obligations of each party thereto enforceable in accordance with their terms, and that the Transaction Documents have not been amended, restated, released, terminated or cancelled;

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(iii) the legal capacity of natural persons;

(iv) that the laws of any jurisdiction other than the jurisdictions that are the subject of this opinion do not affect the terms of the Transaction Documents;

(v) there are no extrinsic agreements or understandings among the parties to the Transaction Documents that would modify or affect the interpretation of the terms of the Transaction Documents or the respective rights or obligations of the parties thereunder;

(vi) that each party to the Transaction Documents has received adequate consideration under applicable law for its execution and delivery thereof; and

(vii) all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies conform to the authentic original documents, all signatures on all documents submitted to us for examination are genuine, the Transaction Documents will be executed in the form reviewed, and all public records reviewed are accurate and complete.

Based upon the foregoing, and in reliance thereon, and subject to the assumptions, qualifications, exceptions and limitations set forth herein, we are of the opinion as of the Effective Date (as defined in the Registration Statement), having due regard for such legal consideration as we deem relevant, that:

1. The Guarantor is a limited liability company, validly existing and in good standing under the laws of the State of Florida. This opinion is based solely upon the Certificate of Status relating to the Guarantor issued by the Secretary of State of the State of Florida dated April 3, 2013. Such opinion is limited to the meanings ascribed to such certificate.

2. The Guarantor:

(a) has the requisite limited liability company power and authority (i) to execute and deliver the Indenture and the Guarantee, and (ii) to perform its obligations under the Indenture and the Guarantee;

(b) has taken the limited liability company action necessary to authorize the execution and delivery of, and performance of its agreements in, the Indenture and the Guarantee; and

(c) has duly executed and delivered the Indenture and Guarantee.

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3. The execution and delivery by the Guarantor of the Indenture and the Guarantee do not, and if the Guarantor were now to perform its agreements in the Indenture and the Guarantee, such performance would not:

(a) violate the Articles of Organization or the Operating Agreement of the Guarantor; or

(b) violate any Applicable Laws (defined below).

4. The issuance by the Guarantor of the Guarantee does not require any Government Approvals (defined below), except such as may be required under Securities Act or the Securities Exchange Act of 1934, and any rules or regulations adopted thereunder, or any state “blue sky” or similar laws, in each case as amended.

The opinions set forth above are subject in all respects to the following qualifications, exceptions, assumptions and limitations:

(a) For purposes of our opinion, “Applicable Laws” means those laws of the United States of America and the State of Florida and the rules and regulations adopted thereunder, which a lawyer exercising professional judgment would reasonably be expected to recognize as being applicable to transactions of the type contemplated by the Transaction Documents. Furthermore, the term “Applicable Laws” does not include, and we express no opinion with regard to any: (i) statutes, administrative decisions, ordinances, rules and regulations of any political subdivision (whether at the state, regional or local level), (ii) statutes, laws, rules and regulations relating to: (A) pollution or protection of the environment, (B) zoning, land use, building or construction, (C) occupational, safety and health or other similar matters, (D) labor, employee rights and benefits, including the Employment Retirement Income Security Act of 1974, as amended, (E) the regulation of utilities, or matters pertaining to the acquisition, transaction, transportation, storage, or use of energy sources used in connection therewith or generated thereby, (F) antitrust, unfair competition and trade, including but not limited to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (G) taxation, (H) copyright, patent and trademark, (I) anti-fraud provisions under applicable securities laws, (J) usury, (K) fiduciary duty requirements, (L) fraudulent transfer or fraudulent conveyance, and (M) racketeering; (iii) the Foreign Corrupt Practices Act; and (iv) the Uniting and Strengthening America by Producing Appropriate Tools Required to Intercept and Obstruct Terrorism Act, and in each case with respect to each of the foregoing, (X) as construed or enforced pursuant to any judicial, arbitral or other decision or pronouncement, (Y) as in effect in any jurisdiction, (Z) including, without limitation, any and all authorizations, permits, consents, applications, license, approvals, filings, registrations, publications, exemptions and the like required by any of them.

(b) For purposes of our opinion in paragraph 4, the term “Government Approvals” means any order, consent, approval, license, authorization or validation of, filing, recording, or registration with, notice to or exemption by, any federal or Florida government authority pursuant to any Applicable Laws.

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(c) The opinions expressed herein are as of the date hereof or, to the extent a reference to a certificate or Other Document is made herein, to such date only, and we assume no obligation to update or supplement such opinions to reflect any fact or circumstance that may hereafter come to our attention, or any amendment to any Transaction Document that may hereafter become effective, or any change in law that may hereafter occur or become effective.

(d) With respect to references herein to “known to us”, “to our knowledge”, “to the best of our knowledge” or words or phrases of similar import (whether or not modified by any additional phrases), such references mean the actual, current knowledge of those attorneys of this firm who have devoted substantive attention to representing the Guarantor. Whenever our opinion herein with respect to the existence or absence of facts is indicated to be based on our knowledge or awareness, it is intended to signify that during the course of our representation as special counsel to the Guarantor no information has come to our attention inconsistent with such opinions. However, except as set forth herein, we have not undertaken any independent investigation or inquiry to determine the existence or absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from our representation of the Guarantor.

(e) We do not assume responsibility for (i) the accuracy and completeness or fairness of any information of a factual nature; including, but not limited to, financial information furnished or representations and warranties contained in the Transaction Documents or (ii) the fulfillment, completion or performance of any covenants or agreements contained in the Transaction Documents. We have not passed upon any matters relating to the business affairs or condition (financial or otherwise) of the Guarantor or any other person and no inference should be drawn that we have expressed any opinion on matters relating to the ability of the Guarantor or any other party to the Transaction Documents.

(f) This opinion is limited to the laws of the United States of America and the State of Florida.

This letter constitutes a legal opinion letter issued by our firm only as to the matters set forth above, and should not be construed as a guarantee, warranty or as any other type of document or instrument. In this regard, it is only our professional judgment as to the specific questions of law addressed, based on our professional knowledge and judgment at this time and is prepared and rendered in accordance with the standard of care applicable to opinion letters issued by law firms and/or lawyers located in the State of Florida.

This letter constitutes a legal opinion letter issued by our firm only as to the matters set forth above, and should not be construed as a guarantee, warranty or as any other type of document or instrument, except that we understand that Kirkland & Ellis LLP (“K&E”) will rely as to matters of Florida law upon this opinion in connection with an opinion to be rendered by it on the date hereof relating to the Guarantor (the “K&E Opinion”) and, accordingly, we hereby consent to your and K&E’s reliance as to matters of Florida law upon this opinion solely in

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connection with the K&E Opinion, including all assumptions and limitations, set forth herein. In this regard, it is only our professional judgment as to the specific questions of law addressed, based on our professional knowledge and judgment at this time and is prepared and rendered in accordance with the standard of care applicable to opinion letters issued by law firms and/or lawyers located in the State of Florida.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Adams and Reese LLP

ADAMS AND REESE LLP